UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 1, 2022

THE GLIMPSE GROUP, INC.

(Exact name of registrant as specified in charter)

Nevada	001-40556	81-2958271
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

15 West 38th St., 9th Fl

New York, NY 10018

(Address of principal executive offices) (Zip Code)

(917)-292-2685

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	VRAR	The Nasdaq Stock Market LLC (The Nasdaq Capital Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mart if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01 Entry into a Material Definitive Agreement.

The information contained in Item 5.02 is incorporated by reference herein in its entirety.

Item 2.01, Completion of Acquisition or Disposition of Assets.

As previously disclosed in the Current Report on Form 8-K, filed on December 2, 2022, The Glimpse Group, Inc. (the “Company”) entered into a Membership Interest Sale Agreement (the “Agreement”) with Sector 5 Digital, LLC (“S5D”) and Jeff Meisner, Jeff Meade, Doug Fidler, and Brandy Cardwell (the “Sellers”). Under the Agreement, the Sellers, who collectively own all (100%) of the membership interests of S5D, agreed to sell all of the membership interests in S5D to the Company in exchange for a total potential purchase price of twenty seven million dollars ($27,000,000), with an initial payment of eight million dollars ($8,000,000) (the “Initial Payment”) due upon closing (the “Closing”). Future purchase price considerations, up to the residual nineteen million dollars ($19,000,000), are based on S5D’s achievement of revenue growth milestones in the three years post-Closing, the payment of which shall be made primarily in common shares of the Company and priced at the date of the future potential share issuance

On February 1, 2022 (the “Closing Date”), the Company announced the Closing of its acquisition of S5D and paid the Initial Payment consisting of (i) an aggregate issuance of 277,201 shares of the Company’s common stock (the “Shares”); and (ii) an aggregate cash payment equal to $4,000,000. Any transfer of the Shares by the Sellers remains subject to a twelve-month lock up restriction from the Closing Date.

The foregoing summary of the Agreement is subject to and qualified in its entirety by the text of the Agreement, which will be filed as an exhibit to the Company’s next Quarterly Report on Form 10-Q.

Item 3.02 Unregistered Sales of Equity Securities.

The information contained in Item 2.01 is incorporated by reference herein in its entirety.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In connection with the Closing, on February 1, 2022, the Board of Directors of the Company appointed Jeff Meisner to the Company’s Board of Directors and as the Company’s Chief Revenue Officer.

Mr. Meisner, age 60, is the General Manager of Sector 5 Digital, LLC a wholly owned subsidiary of the Company. From 2014 to 2022, Mr. Meisner was the S5D, an immersive technology company focused on creating innovative Virtual Reality, Augmented Reality, and other digital experiences, which was acquired by the Company, as described above. From 2001 to 2019, Mr. Meisner was Chief Executive Officer and founder of Skyline Sector 5, an experiential marketing company focused on the trade show and event industry. Prior to 2001, Mr. Meisner held various business development, operations and executive roles for a number of technology companies. Additionally, Mr. Meisner currently serves on the Board of Directors of Cristo Rey Fort Worth, a non-profit college preparatory high school for economically disadvantaged youth. Mr. Meisner holds a BASc. in Electrical Engineering from The University of Waterloo in Ontario, Canada.

In connection with Mr. Meisner’s appointment as Chief Revenue Officer, the Company and Mr. Meisner entered into an Executive Employment Agreement (the “Employment Agreement”) pursuant to which Mr. Meisner will receive a base annual salary of $220,000. In addition, Mr. Meisner will be eligible for performance bonuses in accordance with the terms and conditions of the Employment Agreement.

The foregoing summary of the Employment Agreement is subject to and qualified in its entirety by the text of the Employment Agreement, which is attached as Exhibit 10.1 hereto and is incorporated by reference herein.

Item 7.01 Regulation FD Disclosure.

On February 1, 2022, the Company issued a press release announcing the Closing of its acquisition of S5D. A copy of the press release is attached hereto as Exhibit 99.1.

The above information (including Exhibit 99.1) is furnished pursuant to Item 7.01 and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section, nor shall it be deemed to be incorporated by reference in any filing under the Securities Act of 1933, as amended, except as may be expressly set forth by specific reference in such filing.

Item 9.01 Financial Statements and Exhibits

Exhibits

Exhibit No.	Description
10.1	Executive Employment Agreement, dated February 1, 2022
99.1	Press release, dated February 1, 2022
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 1, 2022

THE GLIMPSE GROUP, INC.

By:	/s/ Lyron Bentovim
Lyron Bentovim
Chief Executive Officer